Exhibit 33-A
Management’s Assertion of Compliance
Management of DaimlerChrysler Financial Services Americas LLC (the “Company”) is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission. Management has determined that the servicing criteria are applicable in regards to the servicing platform for the period as follows:
Platform: Publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) asset-backed securities involving consumer auto loans, issued after January 1, 2006 (the “Platform”).
Applicable Servicing Criteria: All servicing criteria set forth in 1122(d), except for the following criteria: 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iv), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the “Applicable Servicing Criteria”).
Period: January 1, 2006 through December 31, 2006 (the “Period”).
Third parties classified as vendors: With respect to servicing criteria 1122(d)(2)(vii), 1122(d)(4)(i), and 1122(d)(4)(ii), management has engaged various vendors to perform the activities required by these servicing criteria. The Company’s management has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company’s management has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). As permitted by Interpretation 17.06, management has asserted that it has policies and procedures in place to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to each vendor. The Company’s management is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria.
With respect to the Platform, the Company’s management provides the following assessment of compliance with respect to the Applicable Servicing Criteria:
1	The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria as of and for the Period.
2	The Company’s management has assessed compliance with the Applicable Servicing Criteria, including servicing criteria for which compliance is determined based on Interpretation 17.06 as described above, as of and for the Period. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.
3	Based on such assessment, other than as identified below hereto, as of and for the Period, the Company has complied, in all material respects, with the Applicable Servicing Criteria.

Material Instances of Non-compliance
1122(d)(2)(vii) Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations: (b) Are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (d) Contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements. With respect to certain lockbox bank accounts, certain reconciliations were not prepared within 30 calendar days after the bank statement cutoff date and certain reconciliations contained reconciling items which were not cleared or resolved within 90 days of identification. The Company’s policies provide for reconciliations to be prepared within 30 calendar days from receipt of bank statements and for reconciling items to remain on the bank reconciliations for up to two years to allow for resolution upon customer notification.
4	KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to Management’s Assertion of Compliance with the Applicable Servicing Criteria as of and for the Period.

DaimlerChrysler Financial Services Americas LLC
/s/ Karla E. Middlebrooks
Karla E. Middlebrooks,
Vice President and Chief Financial Officer

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March 28, 2007